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                                                                    Exhibit 99.1




            ARROW ELECTRONICS PRICES 12 MILLION SHARE EQUITY OFFERING



FOR IMMEDIATE RELEASE



MELVILLE, NEW YORK, February 20, 2004 - Arrow Electronics, Inc. (NYSE:ARW) announced that it has agreed to sell 12 million shares of its common stock and expects to close the transaction on February 25, 2004, subject to customary closing conditions. The shares are being offered to the public at $23.50 per share and the company expects to receive net proceeds of approximately $272 million assuming that the underwriters' over-allotment option is not exercised. A portion of the net proceeds of the offering will be used to redeem the company's 8.70% senior notes due 2005 ($208.5 million outstanding at February 19, 2004) and the remainder of the net proceeds will be used for general corporate purposes, which may include the redemption or repurchase of the company's other outstanding indebtedness from time to time.

Joint book runners of the offering are Morgan Stanley & Co. and Credit Suisse First Boston; Goldman Sachs & Co. is acting as joint lead manager; and Banc of America Securities LLC and J.P. Morgan are acting as co-managers.

The shares are being offered under a shelf registration statement previously filed and declared effective with the Securities and Exchange Commission. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sales would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the final prospectus relating to the offering may be obtained from the Prospectus Department, Morgan Stanley, 1585 Broadway, New York, New York 10036 or from Credit Suisse First Boston LLC, Prospectus Department, One Madison Avenue, New York, New York 10010-3629, telephone number 212-325-2580.


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Arrow Electronics is one of the world's largest distributors of electronic components and computer products and a leading provider of services to the electronics industry. Headquartered in Melville, New York, Arrow serves a supply channel partner for more than 600 suppliers and over 150,000 original equipment manufacturers, contract manufacturers, and commercial customers through more than 200 sales facilities and 18 distribution centers in 41 countries.

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CONTACT: Eileen M. O'Connor
         Vice President, Investor Relations
         631-847-5740